Exhibit 99.3

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant to purchase shares of the Common Stock of Cognizant Technology Solutions Corporation (the “Corporation”):

Optionee: _________________________________________________________________________________________

Grant Date: _______________________________________________________________________________________

Exercise Price: $ ___________________________________________________________________________ per share

Number of Option Shares: _____________________________________________________________________ shares

Expiration Date: ___________________________________________________________________________________

Type of Option:	___________	Incentive Stock Option

	___________	Non-Statutory Stock Option

Exercise Schedule: The option shall become exercisable in accordance with Article Two, Section I (B)(2) of the Plan.

Optionee understands and agrees that the option is granted subject to and in accordance with the terms of the Cognizant Technology Solutions Corporation 2009 Incentive Compensation Plan (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the option as set forth in the Stock Option Agreement (the “Agreement”) attached hereto as Exhibit A. Optionee hereby acknowledges the receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

Employment at Will. Nothing in this Notice or in the attached Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Agreement.

Acceptance by Participant.

(a) To accept this option, Optionee shall log into Optionee’s online brokerage account established at the Corporation-designated brokerage firm for Optionee’s awards under the Plan and follow the procedure set forth on the brokerage firm’s website to accept the terms of this award. Currently, the Corporation-designated brokerage firm is [            ] and the applicable website is www.[            ].com.

(b) If Optionee fails to follow the procedure set forth in the preceding paragraph, and does not notify the Corporation (in accordance with Section 11 of the attached Agreement) within fifteen (15) days following the Grant Date that Optionee does not wish to accept this option, then Optionee will be deemed to have accepted this option, and agreed to be bound by the terms of the Plan, this Notice and the attached Agreement.

DATED: ______________________________

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:

Title:

ATTACHMENTS

Exhibit A - Stock Option Agreement

Exhibit B - Plan Summary and Prospectus